SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): September 21, 2001

NuVox, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-41040	43-1820855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

16090 Swingley Ridge Rd. Suite 500 Chesterfield, Missouri	63017
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:
(636) 537-5700

ITEM 5.        OTHER EVENTS.

         In a private placement completed on September 21, 2001, NuVox, Inc. has raised more than $87 million of additional equity financing. NuVox had originally targeted raising $75 million but increased the size of the offering due to over-subscriptions. In the offering, NuVox issued and sold an aggregate of 58.1 million Units of senior preferred stock and warrants at $1.50 per Unit. A copy of NuVox's press release announcing the additional equity funding is filed with this report as Exhibit 99.1.

         In connection with the additional equity funding, NuVox, Inc. also entered into Amendment No. 1, effective as of September 21, 2001, to its Credit and Guaranty Agreement dated as of October 31, 2000. Among other things, the amendment imposes restrictive covenants that, limit the use of the proceeds of the offering for acquisitions and capital expenditures not contemplated by NuVox's business plan and limit investments in and borrowings by unrestricted subsidiaries. The amendment also accelerates the maturity date of borrowings under the facility from September 30, 2008 to September 30, 2006, requires mandatory prepayments and commitment reductions with the proceeds of certain asset sales and any future parent company borrowings, limits borrowings to no more than $175 million prior to April 1, 2002, $200 million prior to June 30, 2002 and $225 million thereafter and requires NuVox to maintain minimum levels of available cash. A copy of Amendment No. 1 to the Credit and Guaranty Agreement is filed with this report as Exhibit 10.1.

ITEM 7.        FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         The following exhibits are filed with this report:

Exhibit No.	Description
10.1	Amendment No. 1, effective as of September 21, 2001, to NuVox's Credit and Guaranty Agreement dated as of October 31, 2000.
99.1	Press release dated September 24, 2001.

SIGNATURES

         Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NUVOX, INC.
September 25, 2001	By:	/s/ JOHN P. DENNEEN
John P. Denneen, Executive Vice President - Corporate Development and Legal Affairs

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Amendment No. 1, effective as of September 21, 2001, to NuVox's Credit and Guaranty Agreement dated as of October 31, 2000.
99.1	Press release dated September 24, 2001.